Exhibit 99.1

Hallmark Financial Services, Inc. 5420 Lyndon B. Johnson Freeway, Ste. 1100 Dallas, TX 75240-2345 817.348.1600 www.hallmarkgrp.com

FOR IMMEDIATE RELEASE

Hallmark Financial Announces Notice from Nasdaq

Dallas, Texas, (March 20, 2020) - Hallmark Financial Services, Inc. (“Hallmark Financial” or “the Company”) (NASDAQ: HALL), a specialty property and casualty insurance company, today announced that it received notice from Nasdaq on March 18, 2020 that, as a result of the Company’s failure to timely file its Form 10-K for the year ended December 31, 2019 (the “Filing”), the Company is not in compliance with Nasdaq’s Listing Rule 5250(c)(1). Under Nasdaq rules, the Company has 60 calendar days to submit a plan to regain compliance. If such plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the due date of the Filing, or until September 14, 2020, to regain compliance.

The notice from Nasdaq has no immediate effect on the listing of the Company’s common stock on the Nasdaq Global Market.

The Company intends to timely submit a plan to regain compliance with Nasdaq’s listing rules and to work diligently to regain compliance with such listing rules within any extension period granted by Nasdaq. However, there can be no assurance that Nasdaq will accept the Company’s plan to regain compliance or that the Company will be able to regain compliance within any extension period granted by Nasdaq. If the Company fails to timely regain compliance with Nasdaq’s listing rules, the common stock of the Company will be subject to delisting on the Nasdaq Global Market.

About Hallmark Financial

Hallmark Financial is a specialty property and casualty insurance company with a diversified portfolio of insurance products written on a national platform. With six insurance subsidiaries and offices in Dallas-Fort Worth, Atlanta, Chicago, Jersey City, and San Antonio, Hallmark Financial markets, underwrites and services over $750 million annually in commercial and personal insurance premiums in select markets. Hallmark Financial is headquartered in Dallas, Texas and its common stock is listed on NASDAQ under the symbol "HALL".

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the Company’s intent to regain compliance with Nasdaq’s continued listing standards. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions, many of which are beyond the control of the Company. Although the Company believes the assumptions underlying these forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be correct. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of the Company will be achieved.

Investor Contact

David Webb

Senior Vice President, Corporate Development & Strategy

dwebb@hallmarkgrp.com

817.348.1600